Exhibit 11
                     VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                  Statement Re: Computation of Per Share Earnings (Dollars in thousands, except per share amounts)












                                                  1996       1995      1994
                                                  ----       ----      ----
Net earnings                                    $ 21,248    24,759    18,887
                                                ========    ======    ======


Average number of shares outstanding:
   Primary                                    14,016,766  13,733,286 13,615,004
   Fully diluted                              14,105,085  13,815,191 13,628,950
                                              ==========  ========== ==========


Earnings per share:
   Primary                                       $ 1.52        1.80        1.39
   Fully diluted                                   1.51        1.79        1.39
                                                 ======        ====        ====


Earnings per share are determined by dividing net earnings by the weighted number of shares outstanding and equivalent common shares from dilutive stock options.

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